EXHIBIT 99.1

                                                                   NEWS RELEASE



         MEDIA CONTACT:                              INVESTOR CONTACT:

         Brian T. Martin                             Carol Murray-Negron
         (212) 282-5103                              Renee Johansen
                                                     (212) 282-5320
         Victor Beaudet
         (212) 282-5344


                    AVON SAYS STRONG RESULTS ARE CONTINUING
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         Third Quarter And Full-Year Are On Track To Meet Expectations


NEW YORK, N.Y., September 4, 2001 -- Avon Products, Inc. (NYSE:AVP) said today that its strong financial results are continuing and it expects earnings per share for the third quarter and full-year 2001 to be in line with the company's previous guidance and Wall Street expectations.

     The company said it remains comfortable with the consensus estimate for earnings per share of $.44 in the third quarter and $2.09 for the full year, excluding the benefit from its recent settlement agreement with Sears and possible charges for other items under consideration. Last year, Avon earned $.38 per share in the third quarter and $1.88 for the full year, excluding one-time items.


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     Avon said sales growth continues to accelerate and should be in the range of 5-6% in the quarter. Local currency sales growth is expected to be 11-12%, which is 2-3 points higher than the growth rate reported for the first half of 2001.

     Sales are being driven by double-digit increases in units and active Representatives, with all geographic regions contributing to the gains. In addition, Avon said sales of beauty products continue to outpace overall sales growth, for the ninth consecutive quarter.

     Commenting on the outlook for the quarter and year, Avon's chief executive officer, Andrea Jung, said: "We are particularly pleased that the momentum in our business continues to accelerate as the year progresses. The U.S. is having one of the strongest performances in recent years, and all international regions are growing sales and operating profits at double-digit rates in local currencies. We are clearly demonstrating the strength and resiliency of our core business, even during this period of economic uncertainty."

     Ms. Jung will host a conference call for investors today at 1:00 p.m. New York time to discuss the outlook for the quarter. The call will be webcast live on the Investor section of the company's website, www.avon.com.

     Avon said the U.S. and Europe are expected to generate particularly strong sales and profit growth in the quarter.

     Sales in the U.S. are estimated to be up 7%, the highest third-quarter


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growth rate since 1996. Operating profit for the U.S. is expected to increase at a double-digit percentage rate and operating margin should be at the highest third-quarter level in over a decade. Avon said the U.S. is benefitting from continued historically high growth in the number of active Representatives - estimated to be up 3% in the quarter - as well as the highly successful launch of Avon Wellness, a new product category aimed at health-conscious women.

     Europe is forecast to grow sales at a low to mid-teens percentage rate and operating profits are expected to be up in the 25% range, despite the strength of the U.S. dollar against most local currencies. European results continue to be driven by growth rates in excess of 50% in Central and Eastern Europe and Russia, as well as a strong performance in the U.K., the largest market in the region.

     Avon said Latin America is also expected to post gains in the third quarter, despite weak currencies and economic challenges in some markets. Countries in the northern part of the region - Mexico, Venezuela and Central America - continue to grow sales and profits at percentage rates in the high-teens, which is more than offsetting lower dollar-denominated results in Brazil due to the significant decline in the value of the local currency against the dollar. In local currency terms, Avon's business in Brazil continues to be robust. In addition, Argentina is expected to post a mid single-digit sales increase - its first increase this year - despite a continued recessionary economy.


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     The Pacific region is seeing accelerated growth versus the first half, with local currency sales and operating profits expected to be up double digits in the quarter. Dollar-denominated results are expected to be down slightly versus last year due to the strength of the U.S. dollar.

     Avon is the world's leading direct seller of beauty and related products, with $5.7 billion in annual revenues. Avon markets to women in 139 countries through 3.4 million independent sales representatives. Avon product lines include such recognizable brands as Anew, Avon Color, Skin-So-Soft, Advance Techniques Hair Care, beComing and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company's award-winning web site http://www.avon.com.

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Cautionary Statement under the Private Securities Litigation Reform Act of
1995

     Statements in this release, which are not historical facts or information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other important factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such important factors include, among others, the following: general economic and business conditions in the Company's markets; the Company's ability to implement its business strategy; the Company's ability to achieve anticipated cost savings and profitability targets; the impact of substantial currency exchange fluctuations in the Company's principal foreign markets; and the effect of legal and regulatory proceedings and restrictions imposed on the Company or its operations by foreign governments. Additional information identifying such important factors is contained in the Company's Form 10-K report for the year ended December 31, 2000, filed with


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the S.E.C. The Company undertakes no obligation to update any such forward-looking statements.



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